Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

NEW AGE TRANSLATION, INC.

It is hereby certified that:

1.     The name of the corporation (the “Corporation”) is New Age Translation, Inc.

2.     The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is InfoLogix, Inc.”

3.     The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: November 29, 2006	David T. Gulian
Name: David T. Gulian
Title: President and Chief Executive Officer